Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Agreement(the “Agreement”)is made and entered into on the 17th day of November 2020 (“Effective Date”)by and between ActiveServe, Inc., a Florida corporation (hereinafter “Seller”), and T3 Communications, Inc., a Florida corporation and wholly owned subsidiary of T3 Communications, Inc., a Nevada corporation, or its assigns(hereinafter “Buyer”).

WHEREAS Seller’s business is located at 6200 NW 7th St., # 261207, Miami, Florida 33126; and

WHEREAS, Seller is the owner of that customer base, certain equipment, inventory, contract rights, software and other licenses and miscellaneous assets used in connection with the operation of Seller’s telecommunications business known as ActivePBX® (hereinafter “Business”); and

WHEREAS, Seller also engages in the business of providing certain hosting and managed services; and

WHEREAS, Buyer desires to acquire substantially all of the assets used or useful in the operation of the Business and Seller desires to sell such assets to Buyer.

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1. ASSETS PURCHASED; ASSETS EXCLUDED; LIABILITIES ASSUMED

1.1Assets Purchased. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in, to and under the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, tangible or intangible, that are owned, used or licensed by Seller and used in the operation of the Business as of the Closing Date, except for the Excluded Assets (collectively, “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances. The Purchased Assets consist of the following:

1)	All of Seller’s Customer Base for the Interconnected Voice over Internet Protocol or I-VoIP operated under the commercial brand name “ActivePBX®” (“Customer Base”) including all contracts and service orders with customers.

2)	All of Seller’s accounts receivable (as set forth in Schedule 1.1.2), including associated commissions or revenue to be received under Agent and/or Partner Agreements.

3)	The Seller’s furniture, fixtures, and equipment; computer hardware, software, and peripherals; and materials and supplies necessary to operate the Customer Base as listed in Exhibit A.

4)	All of Seller’s inventory on hand or on order from suppliers including YeaLink and Polycom used to operate the Customer Base.

5)	All of Seller’s good will, its trade name rights in the name “ActivePBX”, its trademark rights in the mark “ActivePBX®”, including the federal registration of this mark, its URL, www.activepbx.com, and websites as well as domain names associated with the I-VoIP business of the Customer Base , including content and software, and all other URLs and trademarks registered by Seller as listed in Exhibit A.

6)	Seller’s business telephone for the I-VoIP business of ActivePBX, along with associated facsimile and the domain name based e-mail addresses associated with the business of the Customer Base under the brand ActivePBX and as found in Exhibit A.

7)	All of Seller’s records used in the operation of the I-VoIP business of ActivePBX, including electronic records, pertaining to the operation of the Business, including customer records, supplier records, and employee records.

8)	All Agent and/or Partner agreements used in the operation of the I-VoIP business of ActivePBX (as set forth in Section 1.1.8 of the Disclosure Schedules).

9)	All key supplier agreements, excluding those suppliers used by Seller in the operation of its Managed Platform Service(s) under the brand and trade name ActiveServe (as set forth in Section 1.1.9 of the Disclosure Schedules).

10)	All licenses with NetSapiens(as set forth in Section 1.1.10 of the Disclosure Schedules).

11)	All licenses with Sansay (as set forth in Section 1.1.11 of the Disclosure Schedules).

12)	All certifications and licenses with Polycom and/or Yealink (as set forth in Section 1.1.12 of the Disclosure Schedules).

13)	All software licenses associated with the Business (as set forth in Section 1.1.13 of the Disclosure Schedules).

14)	Brand and elements of Seller’s Interconnected Voice-over-IP (“I-VoIP”).

15)	All other assets of Seller other than Excluded Assets, (as set forth in Section 1.1.15 of the Disclosure Schedules).

1.2 Excluded Assets. The Purchased Assets shall not include any assets, elements and business of Seller’s hosting services under the name “ActiveServe” and Managed Platform Service business including, but not limited to, data center equipment and servers used for virtual services and data storage, web hosting, dedicated server hosting, co-location, e-mail hosting, database hosting, domain name services, IP transport addresses associated with Seller’s name and similar internet web-based platform managed services(collectively, “Excluded Assets”).The Purchased Assets shall also not include any real property; leases of real property; any rights, claims or causes of action of Seller and its Affiliates against third parties to the extent arising in connection with the Excluded Assets and cash. The parties acknowledge and agree that Seller will be using certain Excluded Assets in connection with its post-Closing provision of hosting and managed services as a continuing ongoing concern of the Seller.

1.3 No Assumption of Liabilities. Except for assuming responsibility for (1) all unfilled service orders of telecommunications and I-VoIP services to customers of Seller, (2) payment of purchase orders for inventory items that have been placed by Seller prior to the Closing Date but that will not be delivered until after the Closing Date, and (3) Seller’s obligations under contracts constituting Purchased Assets , Buyer shall not be responsible or liable for any other debts, liabilities or obligations of Seller. 1.4Taxes. Seller shall be responsible for all sales tax, surcharges, USF, payroll, be it federal, state or municipal and any other taxes incurred prior to the Effective Date of this Agreement.

SECTION 2. PURCHASE PRICE

The aggregate purchase price for the Purchased Assets shall be $2,555,000 USD in cash, subject to adjustment as provided herein (“Purchase Price”), payable as follows:

2.1 Purchase Price. (i) At Closing, Buyer shall pay to Seller the sum of $1,190,000 USD, $50,000 USD of which shall be retained by Buyer in a segregated bank account, in accordance with Section 2.2 below and $40,000 of which shall be credited by Seller as paid by Buyer pursuant to the Second Amendment to Letter of Intent between Seller and T3 Communications, Inc., a Nevada corporation dated as of October 15,2020.

(ii) $1,090,000 of the Purchase Price shall be paid in 8 equal quarterly payments (the “Quarterly Payments”) of $136,250 USD, subject to Buyer achieving quarterly post-purchase Business MRC revenues from the Customer Base (the “Quarterly Revenues”), commencing with the quarter ending January 31, 2021 of not less than: $353,085.99 (Quarter ending (“QE”) January 31,2021); $349,555.13 (QE April 30,2021); $346,059.58 (QE July 31, 2021); $342,598.99 (QE October 31, 2021); $339,173.00 (QE January 31,2022 ); $335,781.27 (QE April 30, 2022); $332,423.46 (QE July 31, 2022); and $329,099.22 (QE October 31, 2022) for each respective quarter, derived solely and directly from the MRC revenue from the Customer Base. Post-purchase revenues and Quarterly Revenue shall include, and be tracked by the Buyer, to include post-purchase Customer Base service upgrade(s) or expanded Business within the service lines of attributable to Seller and from the same Customer Base sold, as well as any new MRC revenues derived from existing partnership agreements established by the Seller to sustain, expand and/or upgrade the Customer Base prior to Closing. The total of these MRC amounts take into account a customer revenue attrition of 1% per quarter, which attrition levels Buyer and Seller agree reflect economic conditions for the Business and the telecommunications industry at this time. To the extent that a Quarterly Revenue threshold is not reached, the amount of the corresponding Quarterly Payment shall be reduced on a proportional basis. (For example, if in a given quarter to which the foregoing calculation applies, the Quarterly Revenue amount is 90% of the required amount, only 90% of the Quarterly Payment amount for that quarter is required to be paid to Seller and Buyer shall have no further obligation to Seller with respect to the 10% portion of such Quarterly Payment which is not then due and payable for that quarter.) Each Quarterly Payment shall be made to Seller not more than 45 days after the end of the quarter to which it relates affording Buyer 30 days to evaluate revenues and status of collections and aging balances as well prepare supporting financial reports on the Quarterly Revenue, and provide results to Seller, and a fifteen day grace period thereafter for Buyer to pay Seller. The obligation of Buyer to Seller under this Section 2.1(ii) shall be reflected in a promissory note of Buyer of even date herewith in the form of Exhibit I hereto (the “Note”).The obligation reflected by the Note shall be subordinated to Buyer’s obligations to its senior lender, Post Road Administrative LLC (“Post Road”), as set forth in the Subordination Agreement of even date herewith in the form of Exhibit J hereto among Buyer Seller and Post Road(the “Subordination Agreement”).

(iii) $275,000 USD of the Purchase Price (the “Customer Renewal Value”) shall take the form of an incentive earn-out to be paid with respect to Seller’s  customer  accounts which are  transferred to Buyer at closing (the “Renewable Contracts”) , that are renewed, expanded and/or revised with Buyer for a minimum term of twelve  months with an auto-renewal for 12 months . Each such Renewable Contract is set forth in Exhibit B hereto. As set forth therein, the Renewable Contracts have an aggregate MRC of $120,725.78. If, on the twelve-month anniversary of the Closing Date (the “Anniversary Date”), the aggregate MRC of the Renewable Contracts that have remained in effect through the Anniversary Date is $90,544.34 or greater (ie. seventy-five percent (75%) or more of the current MRC of $120,725.78), the full Customer Renewal Value of $275,000 shall be payable to Seller. If the aggregate MRC of the Renewable Contracts that have remained in effect through the Anniversary Date is less than $90,544.34 , a proportionate amount of the $275,000 Customer Renewable Value shall be payable to Seller based on the percentage obtained when dividing the aggregate MRC of the Renewable Contracts on the Anniversary Date by $90,544.34 and multiplying  such percentage by $275,000. (By way of example: If the aggregate MRC of the Renewable Contracts that have remained in effect through the Anniversary Date is $60,000, the Seller shall be entitled to receive 66.27% of the Customer Renewal Value (ie. $182,231.14, which is the amount obtained when  dividing $60,000 by $90,544.34 and multiplying that amount by $275,000).Upon Buyer’s payment of the applicable amount of the Customer Renewal Value to Seller,  Buyer shall have no further obligation to Seller with respect to the portion of the Customer Renewal Value ($92,768.86 in the present  example) which has not been earned by  Seller. The incentive earn-out payment  which will become due to  Seller hereunder shall be made no later than  45 days after the  Anniversary Date,  affording Buyer 30 days to determine  the applicable MRC amount of the  Renewable Contracts which have satisfied the above renewal  requirements and provide results of same to Seller, and a fifteen-day grace period thereafter for Buyer to pay Seller.

2.2 Indemnification Holdback. At Closing, an amount of $50,000.00 USD (the “Holdback Amount”), shall be withheld by the Buyer from the Purchase Price to be paid pursuant to Section 2.1(i) above for indemnification of Buyer related to representations and warranties of Seller made in Section 4 hereof. The Holdback Amount shall be deposited into a separate depository bank account of Buyer which is non-interest bearing (the “Escrow Account”) for a period of twelve (12) consecutive months from the date of Closing (the “Holdback Release Date”). On the Holdback Release Date, the Buyer shall have five (5) business days to: (1) exercise the right to offset any losses or damages related to breaches of representations and warranties of Seller that have accrued prior to the Holdback Release Date and pay the balance thereafter to the Seller; or (2) pay the entirety of the Holdback Amount to the Seller. The right of Buyer to offset any losses or damages related to representations and warranties of Seller is subject to receipt of a thirty (30) calendar day written notice by the Seller of Buyer’s articulating and detailing its set-off claims against the Holdback Amount (the “Holdback Notice”). Within ten (10) calendar days from the receipt of the Holdback Notice, Seller has the right to dispute in writing any claimed set-offs related to representations and warranties, or, concede to the proposed set-off of the Holdback Amount to satisfy the claimed loss or damage related to Section 4 of this Agreement. In the event that Seller receives the Holdback Notice and does not dispute the set-off against the Holdback Amount before the Holdback Release Date, the Buyer may apply the set-off for claimed losses and damages under Section 4 of this Agreement and pay the resulting balance of the Holdback Amount, if any, to the Seller. In the event Seller disputes the set-off against the Holdback Amount in an amount more than $12,500.00 USD, the Holdback Amount shall continue to be maintained by the Buyer in the Escrow Account and Buyer and Seller agree that the matter shall be submitted to mandatory and expedited mediation by a Florida Court Certified Mediator within thirty (30) days, unless otherwise agreed, or resolved, by the parties in good faith on their own through their business offices. Costs of the Mediator shall be equally split including any prepayments and administrative fees. Should mandatory mediation result in impasse, Buyer shall have the right to immediately set-off its losses and damages up to fifty percent (50%) of the Holdback Amount and shall maintain the remaining balance in the Escrow Account. Thereafter, the dispute may be litigated in accordance with Section 10 of this Agreement. This Section does not limit any rights of Buyer under Section 8 of this Agreement.

2.3 Interest. The parties agree that amounts due hereunder shall be net amounts due to Seller without regard to any interest whatsoever, whether actual, imputed or implied.

2.4 Expenses. Expenses, including but not limited to utilities, personal property taxes, rents, real property taxes, wages, vacation pay, payroll taxes, fringe benefits of employees of Seller and any other expenses up to midnight on the day immediately preceding the Effective Date shall be for the account of Seller and thereafter for the account of the Buyer, to be made and paid, insofar as reasonably possible, on the closing date, with settlement of any remaining items to be made on or before their due date.

2.5 Consulting Agreements At Closing, Alex Gonzalez, the CEO of Seller and Jose Gonzalez, the CTO of Seller (each a “Consultant”) shall enter into one-year Consulting Agreements with Buyer, in the form of Exhibit C hereto (“Consulting Agreements”).Each Consulting Agreement will provide for annual compensation of $90,000,prorated over the Term and payable the first day of every calendar month after each month that services have been provided under the Consulting Agreements. The Consulting Agreements will be subject to automatic monthly renewals after the initial term, unless otherwise terminated by their terms and conditions. The parties to the Consulting Agreements may, upon mutual agreement, convert the Consulting Agreements into employment agreements on terms to be negotiated. The Consulting Agreements will contain customary non-compete provisions which will prohibit the Consultants from competing with Buyer with respect to the Business for a period of three (3) years commencing on the Closing Date. This Consulting Agreement is separate and apart from the Managed Service Agreement to be entered into between Buyer and Seller for post-purchase operation of the Purchased Assets and the Business.

2.6 Buyer Assignment. Notwithstanding anything herein to the contrary, and for all purposes of this Agreement and the transactions contemplated hereby, Seller and Buyer agree that Buyer shall be entitled to assign its rights to purchase the Purchased Assets to an Affiliate of Buyer and to Post Road Special Opportunity Fund II LP (“PR”), including Affiliates and agents of PR..

SECTION 3. CLOSING

3.1 Closing. The closing of the sale of the Purchased Assets by Seller to Buyer contemplated by this Agreement (the “Closing”)is subject to the prior consent and authorization of the Federal Communications Commission (“FCC”) and shall occur on a date (the “Closing Date”) that is no more than two (2) business days following the date of the FCC’s Consent and Grant of Assignment of Assets to the Buyer, and when all the Deliverables of Buyer and Seller shall have either been waived or satisfied. Upon completed Closing on the Closing Date, Seller shall thereafter file, or caused to be filed, with the FCC a notice of Consummation evidencing the completed assignment. Seller and Buyer agree to cooperate to the extent necessary to obtain the FCC’s Consent as may be required. For purposes of this Agreement, the terms “Consent” and/or “Grant” by the FCC may be used interchangeably and mean an action by the FCC authorizing the Assignment Application to the Buyer which has not at the time of Closing been denied, reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which action no timely request for stay, petition for rehearing, petition for reconsideration, application for review, or notice of appeal is pending by the Buyer. The Closing shall be held by exchange of documents via email at such time as Seller and Buyer may agree. The date of Closing may be extended by mutual agreement in writing between the Seller and the Buyer.

3.2 FCC Permits and regulatory matters free and clear to seek FCC Consent prior to Closing.

(a) Seller operates the Business subject to forbearance of domestic license under 47 U.S.C. §214 et. al. as ruled by the FCC applicable for I-VoIP service providers who provide interstate services. Under such forbearance, Seller maintains the necessary FCC Form 499-A Filer ID categorized as I-VoIP service provider to lawfully conduct and operate the Business under full force and effect of the law and FCC permit (“FCC Permit”) which is unimpaired by any act or omission of Seller. Seller shall not transfer its FCC Registration Number (FRN) or its FCC Form 499-A Filer ID under the contemplated transaction and shall maintain all responsibility for federal regulatory fees under the Federal Communication Act of 1934, as amended (the “Act”), up and until the time of Closing and transfer of the Purchased Assets. Buyer shall assume the Purchased Assets under its own distinctive FRN and FCC Form 499-A Filer ID and not be liable for any federal regulatory contribution mechanism under the Act prior to the Closing. Seller herein warrants that it is not in default of payment of regulatory fees under the Act and is not under Red Light status with the FCC for failure to pay regulatory contributions and is otherwise free and clear to seek consent from the FCC as a transferor of the Purchased Assets. Buyer herein warrants that it is not in default of payment of regulatory fees under the Act and is not under Red Light status with the FCC for failure to pay regulatory contributions and is otherwise free and clear to seek consent from the FCC as a transferee of the Purchased Assets.

(b) To the best of Seller’s knowledge and belief, Seller is operating the Business in all material respects in compliance with the Seller’s FCC Permit, the Act and all regulations and published policies of the FCC (the “Communications Laws”). Seller has not received complaints that it has violated the Act in the operation of the Business that may otherwise impair its transfer and sale of the Purchased Assets to the Buyer. There is not now pending, or threatened, any action by or before the FCC to revoke, cancel, rescind or modify Seller’s FCC Permit. Seller has not received any notice of, and has no knowledge of, any pending, issued, or outstanding order by or before the FCC, or of any investigation, order to show cause, notice of violation, notice of apparent liability, notice of forfeiture, or material complaint against the Seller or involving the Purchased Assets. There are no pending proceedings before the FCC regarding the status of the Business, and there has been no notice of inquiry or order to show cause issued by the FCC regarding the Seller or the Business. Seller has paid all FCC regulatory fees due and owing for the Business for all years prior to the current assessable year reported in fiscal year 2020up and until day of Closing. All material reports and filings required to be filed with the FCC or its delegated agents by Seller with respect to the operation of the Business have been filed, and all such reports and filings are accurate and complete in all material respects. Seller maintains a business record for its regulatory filings related to the Business and such record complies with the Communications Laws in all material respects. To the best of Seller’s knowledge and belief, Seller is free and clear to receive Consent from the FCC for the transaction contemplated herein prior to Closing.

(c) To the best of Buyer’s knowledge and belief, Buyer is operating in all material respects in compliance with applicable FCC Permits, the Act and all regulations and published policies of the FCC (the “Communications Laws”). Buyer Seller has not received complaints that it has violated the Act that may otherwise impair its purchase of the Purchased Assets. There is not now pending, or threatened, any action by or before the FCC to revoke, cancel, rescind or modify Buyer’s FCC Permit. Buyer has not received any notice of, and has no knowledge of, any pending, issued, or outstanding order by or before the FCC, or of any investigation, order to show cause, notice of violation, notice of apparent liability, notice of forfeiture, or material complaint against Buyer that would impede FCC Consent. To the best of Buyer’s knowledge and belief, Buyer is free and clear to obtain Consent from the FCC for the transaction contemplated herein prior to Closing.

3.3 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a Bill of Sale in the form of Exhibit E hereto (“Bill of Sale”) duly executed by Seller transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an Assignment and Assumption Agreement in the form of Exhibit F hereto (“Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(iii)a certificate of a duly authorized officer of Seller certifying (A) the names and signatures of the officers of Seller who are authorized to sign this Agreement and the Transaction Documents and the other documents to be delivered hereunder and thereunder, (B) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Seller who are authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (C) that all resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions adopted hereby and thereby;

(iv) the Master Services Agreement, Note, and Subordination Agreement in the forms of Exhibits K, I and J hereto, duly executed by Seller;

(v) the Consulting Agreements in the form of Exhibit C hereto, duly executed by Alex Gonzalez and Jose Gonzalez, respectively;

(vi) a Trademark Assignment Agreement in the form of Exhibit G hereto (“Trademark Assignment Agreement”), duly executed by Seller;

(vii) Non-Compete Agreement in the form of Exhibit D hereto duly executed by Seller and each of Alex Gonzalez and Jose Gonzalez;

(viii) Documented proof of the FCC’s Consent of the Assignment of Assets in accord with Section 3.1 and 3.2 as evidenced by FCC Public Notice or by email Notice from Commission staff that Consent has been granted a copy thereof attached as Exhibit H.

(ix) a certificate of a duly authorized officer of Seller certifying (A) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder, (B) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (C) that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x) a certificate, dated and duly executed as of the Closing Date, on behalf of Seller by a duly authorized officer, certifying that each of the conditions set forth in Section 7.2(a) and Section 7 .2(b)have been satisfied; and

(xi) updated Disclosure Schedules, as applicable.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) Documented proof of the FCC’s Consent of the Assignment of Assets in accord with Section 3.1 and 3.2 as evidenced by FCC Public Notice or by email Notice from Commission staff that Consent has been granted a copy thereof attached as Exhibit H.

(ii) the Purchase Price payment required under Section 2.1(i);

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Consulting Agreements, Trademark Assignment Agreement, Non-Compete Agreement, Master Services Agreement, Note and Subordination Agreement, each duly executed by Buyer;

(v) a certificate of a duly authorized officer of Buyer certifying (A) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder, (B) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (C) that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(vi) a certificate, dated and duly executed as of the Closing Date on behalf of Buyer by a duly authorized officer, certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date hereof and as of the Closing Date.

4.1	Organization and Qualification of Seller. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate or entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted and contemplated to be conducted through Closing. Except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole, Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

4.2	Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and shareholder action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by Buyer and each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3	No Conflicts; Consents. Except assets forth in Section 4.3 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business, or the Purchased Assets ; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; (d) require the consent, notice, vote, approval or other action by the stockholders of Seller; or (e) result in the creation or imposition of any Encumbrance on any Purchased Asset. Except as set forth in Section 4.3 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.4	Financial Statements; Undisclosed Liabilities.

4.4.1	Seller has delivered to Buyer financial statements for each of Seller’s last three completed fiscal years and monthly financial statements for each month of Seller’s current fiscal year through and including August2020(the “Financial Statements”).

4.4.2	The Financial Statements fairly and accurately present in all material respects the financial condition and results of operations of Seller as of the respective dates and for the periods indicated therein (subject to normal adjustments which will not, individually or in the aggregate, be material in nature or amount).

4.4.3	Seller has no Liabilities against, relating to or affecting the Purchased Assets, except (i) those which are adequately reflected or reserved against in the Financial Statements, (ii) those which have been incurred in the ordinary course of business since January 1,2020, and which are not, individually or in the aggregate, material in amount, and (iii) those incurred pursuant to the Transaction Documents and the transactions contemplated hereby.

4.4.4	Seller is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The sale of the Purchased Assets by Seller hereunder will not render Seller insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

4.5	Absence of Certain Changes, Events and Conditions. Except as set forth in this Section 4.5 or in Section 4.5 of the Disclosure Schedules, from January1, 2020 until the date of this Agreement, Seller has operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not been, with respect to the Business, any event or circumstance that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect. Buyer and Seller mutually recognize the occurrence of certain public health restrictions and shutdowns within the calendar year of 2020 as an event or circumstance that has generally impacted all businesses in the United States, but recognize that these did not impact Seller’s Business in the same manner as other businesses and agree that consideration of that impact has been taken into account for purposes of this representation. Since January 1,2020, until the date of this Agreement there has not been, in each case solely with respect to the Business unless indicated otherwise:

4.5.1	any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate to the Purchased Assets, whether or not covered by insurance;

4.5.2	any mortgage, pledge, lien, or grant of a security interest in, or other Encumbrance of any of the Purchased Assets;

4.5.3	any sale, disposal of or license of any of the Purchased Assets (including, without limitation, Intellectual Property Assets) to any Person;

4.5.4	any failure to maintain the Tangible Personal Property in good working condition and to repair the Tangible Personal Property according to the standards that have been maintained up to the date of this Agreement, subject only to ordinary wear and tear;

4.5.5	any failure to pay and discharge any trade payables or other material obligations relating to the Purchased Assets or the Business in accordance with Seller’s customary business practices as of the date hereof;

4.5.6	any amendment or termination of any Assigned Contracts, except in the ordinary course of business;

4.5.7	any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverage of Seller relating to or applicable to the Business or the Purchased Assets;

4.5.8	any abandonment of or failure to maintain any Intellectual Property Assets;

4.5.9	a grant of any performance guarantee to any customer of the Business;

4.5.10	any failure to comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

4.5.11	any agreement or commitment to do any of the things described in the preceding clauses of this Section 4.5.

4.6	Material Contracts. Section 4.6 of the Disclosure Schedule lists each contract of Seller which is material to the operation of the Business and by which any of the Purchased Assets are bound or affected (“Material Contracts”) including:

(i)	all Contracts pursuant to which the Seller licenses data from a third party and which are material to the Business;

(ii)	any Contract relating to capital expenditures of the Business or other purchases of material, supplies, equipment or other assets or properties or services by Seller (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $10,000 individually, or $25,000 in the aggregate, during the 12-month period preceding the date hereof;

(iii)	all Contracts containing provisions (A) that expressly limit the ability of the Business to engage in any business activity or compete with any Person, or the expansion thereof to other geographical areas, customers, suppliers or lines of business, (B) limiting solicitation of employees or clients, or (C) that grants the other party or any third person “most favored nation” or similar status; any Contract (or group of related Contracts) relating to the Business involving payments by or to Seller of more than $10,000 individually or $25,000 in the aggregate during the 12-month period preceding the date hereof or which is reasonably likely to require payments by or to Seller after the date hereof in excess of such amounts;

(iv)	any Contract pursuant to which Seller subcontracts work to third parties;

(v)	all Contracts that are intercompany agreements relating to the Business or the Purchased Assets;

(vi)	any Contract (or group of related Contracts) which is not terminable on less than ninety (90) days’ notice or that contains a minimum annual commitment in excess of $25,000;

(vii)	any Contract with third-party sales agents, sales representatives, brokers or distributors, none of which are employees of Seller;

(viii)	any Contract creating a shareholders’ agreement, strategic alliance, partnership, joint venture agreement, development, joint development or similar arrangement which is material to the Business;

(ix)	any Contract entered into by Seller granting a license or other grant of rights to any third party for the use of any Intellectual Property Assets and any Contract entered into by Seller in which a license or other grant of rights is provided to Seller for the use of any intellectual property rights of any third party (other than off-the-shelf, commercially available Software) for the Business, in each case including, without limitation, royalty Contracts or management, consulting or advisory contracts (collectively, the “Material IP Contracts”);

(x)	any Contract granting any Person an Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;

(xi)	any Contracts with any Governmental Authority, including the Federal Communications Commission(“FCC”) , including those for settlement of violations, conditional permits, or resolution of regulatory debt, if any;

(xii)	any Contract that relates to the settlement of any legal proceeding; and

(xiii)	any Contract not listed above that is material to the Business.

4.6.1	Seller has made available to Buyer true and complete copies of all Material Contracts and all amendments thereto. All Material Contracts necessary for the operation of the Business, are being assigned to and assumed by Buyer. For the avoidance of doubt, none of the Excluded Assets are necessary for the operation of the Business. Except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole, each Material Contract (i) is valid and binding on Seller and, to the Knowledge of Seller, the counterparties thereto and is in full force and effect, enforceable against Seller, and, to the Knowledge of Seller, against all third parties, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, and enforceable against Buyer, and, to the Knowledge of Seller, against all third parties, in accordance with its terms. Except as set forth in Section 4.6.1 of the Disclosure Schedules, Seller is not in material breach of, or default (with or without the giving of notice, lapse of time or both) under, any Material Contract. To the Knowledge of Seller, no other party to any Material Contract is in breach or default thereunder, or, to the Knowledge of Seller, does any condition exist that with the lapse of time or both would constitute a default by any such other party thereunder. No other party to any Material Contract has (i) notified Seller that such other party intends to cancel or otherwise terminate such Material Contract or (ii) since January 1,2020, taken any action or threatened to take any action, with respect to seeking a repayment of amounts paid to Seller pursuant to such Material Contract or a reduction in fees or other payments that will become due to Seller pursuant to such Material Contract.

4.7	Title to Tangible Personal Property. Seller has good, valid title and marketable title to, or a valid leasehold interest in all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except as set forth in Section 4.7 of the Disclosure Schedules and for Permitted Encumbrances. Except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole, all Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are suitable for their current and intended use, ordinary wear and tear excepted. Except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole, none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature.

4.8	Sufficiency of Assets. The Purchased Assets (including, without limitation, the Material Contracts), (i) constitute all the rights, property and assets necessary and sufficient for the continued conduct of the Business after the Closing by Buyer as currently conducted and as currently proposed to be conducted by Seller prior to the Closing, and (ii) there are no material assets, assets, properties or rights used in, held for use, or relied upon for the conduct of the Business other than the Purchased Assets. The Material Contracts listed in Section 4.6 of the Disclosure Schedules include all Contracts with any customer of the Business.

4.9	Real Property. The Purchased Assets include no real property or leases of real property.

4.10	Intellectual Property.

4.10.1	Exhibit Assets forth an accurate and complete list of (i) all Domain Names utilized in the Business of which Seller is the registrant or beneficial owner (collectively, the “Business Registered Domain Names”); (ii) all registered Marks utilized in the Business (collectively, the “Business Registered Marks” and, together with the Business Registered Domain Names, the “Business Registered IP”).Except as and to the extent disclosed on Section 4.10.1 of the Disclosure Schedules, Seller has timely paid all filing, extension, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP, and all documents, assignments, recordations and certificates necessary to be filed by Seller to maintain the effectiveness of the Business Registered IP and to secure and record title to Business Registered IP have been filed with the relevant trade mark or other authorities so that no item listed on Exhibit A has lapsed, expired or been abandoned or canceled other than in the ordinary course of business.

4.10.2	To the Knowledge of Seller, all Intellectual Property in which Seller has rights and which are material to the conduct of the Business(i) are valid and enforceable and (ii) are not subject to any outstanding injunction, judgment, order, decree, ruling or charge, including allegations of infringement, against Seller of which Seller has received notice.

4.10.3	Seller owns all right, title and interest in and to the Business Registered IP and is entitled to use such Business Registered IP in the operation of the Business as currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances.

4.10.4	Except with respect to the Assigned Contracts and licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $25,000 per annum, Seller is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any intellectual property rights, with respect to the use thereof or in connection with the conduct of the Business as currently being conducted (including all research and development).

4.10.5	To the Knowledge of Seller, the conduct of the Business as currently conducted, does not infringe upon or misappropriate or violate the Intellectual Property of any third party. Seller has not received notice of any claim or notice asserting that the conduct of the Business by Seller as currently conducted infringes upon or misappropriates the Intellectual Property of any third party.

4.10.6	There are no claims asserted or threatened by Seller that a third party infringes or otherwise violates any of the Business Registered IP or any other rights protecting Intellectual Property owned by or exclusively licensed to Seller. To the Knowledge of Seller, no third party is misappropriating, infringing or violating any Intellectual Property owned by or exclusively licensed to Seller.

4.10.7	The Business Registered IP is sufficient for the continued conduct of the Business by Buyer after the Closing Date in the same manner as such business was conducted prior to the Closing Date in all material respects. Neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will materially and adversely affect any of Buyer’s rights in and to the Intellectual Property Assets.

4.10.8	The software of Seller included in the Intellectual Property Assets does not, to the Knowledge of Seller, contain any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that deletes, disables, deactivates, interferes with, or otherwise harms such software, or the hardware, data, or computer programs or codes, or that provides access or produces modifications not authorized by Seller.

4.11	Legal Proceedings; Governmental Orders.

4.11.1	There are no Actions or other legal proceedings pending or, to the Knowledge of Seller, threatened in writing against or by Seller relating to or affecting the Business, the Purchased Assets, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No event has ocurred or circumstances exist that may give rise to, or serve as a basis for, any such Action or other legal proceeding.

4.11.2	There are no outstanding Governmental Orders or inquiries pending before a Governmental Authority or, to the Knowledge of Seller, threatened in writing against Seller and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

4.12	Compliance With Laws; Permits.

4.12.1	Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Purchased Assets, and Seller has been in compliance with all Laws applicable to the Business and the ownership and use of the Purchased Assets during the two (2) years prior to the date hereof except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole. Seller has not received any written notice that any violation of the foregoing is being alleged.

4.12.2	Except for general authorizations to conduct business or as set forth in Section 4.12.2 of the Disclosure Schedules, no Permits are required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets.

4.13	Taxes.

4.13.1	Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business and Purchased Assets required to be filed by Seller, including Seller’s consolidated corporate tax returns for 2017, 2018 and 2019. Such Tax Returns were true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid. Seller has provided Buyer with a draft of its consolidated tax return for 2019.

4.13.2	Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

4.13.3	There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets, other than Permitted Encumbrance

4.13.4	Seller is not currently a party to any pending examination, audit, Action, administrative or judicial proceeding relating to Taxes, nor, to the Knowledge of Seller, has any examination, audit, Action or proceeding been threatened in writing by any Governmental Authority, and no claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to Seller that remains unpaid.

4.14	Brokers. No broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

4.15	Operation of the Business. No part of the Business is currently operated through any entity other than Seller.

4.16	Customers and Suppliers.

4.16.1	Section 4.16.1 of the Disclosure Schedules sets forth (i) each customer that accounted for more than five percent (5%) of the consolidated gross revenues of the Business during the 12-month period ended April 30, 2020(each, a “Material Customer”) and (iii) the amounts paid by such Material Customers to the Business during the 12 months immediately preceding the date hereof. Except as set forth in Section 4.16.1 of the Disclosure Schedules, no Material Customer has canceled or otherwise terminated, or materially reduced, or made any threat in writing (or, to the Knowledge of Seller, orally) to Seller to cancel or otherwise terminate, or materially reduce, its relationship with Seller and (ii) this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not materially and adversely affect the relationship of Buyer with any Material Customer.

4.16.2	Section 4.16.2 of the Disclosure Schedules sets forth (i) the top 10 suppliers of the Business (calculated based on purchases from suppliers during the 12 months immediately preceding the date hereof) (each, a “Material Supplier”) and (ii) the amounts paid to such Material Suppliers by the Business during the 12 months immediately preceding the date hereof. Except as set forth in Section 4.16.2 of the Disclosure Schedules no Material Supplier has canceled or otherwise terminated, or materially reduced, or made any threat in writing (or, to the Knowledge of Seller, orally) to Seller to cancel or otherwise terminate, or materially reduce, its relationship with Seller and (ii) this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not materially and adversely affect the relationship of Buyer with any Material Suppler.

4.17	Receivables. Except as set forth in Section 4.17 of the Disclosure Schedules, (i) all Receivables represent bona fide, third party (i.e., non-Affiliate) and valid obligations arising from services actually performed in the ordinary course of business, (ii) all such Receivables are or will be at Closing current within at least 90 days and collectible and (iii) there is no contest, Claim or right of set-off, other than returns in the ordinary course of business, pursuant to any Contract with any obligor of any Receivables related to the amount or validity of such Receivable and, to the Knowledge of Seller, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor which, individually or in the aggregate, involves an amount in excess of $10,000.

4.18	Compliance with Money Laundering Laws. The operations of the Business by Seller has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where Seller operates the Business, the applicable rules and regulations thereunder and any applicable, related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Action or proceeding by or before any court or Governmental Authority or body or any arbitrator involving Seller with respect to any applicable Money Laundering Laws is pending or, to the Knowledge of Seller, threatened.

4.19	Insurance. Seller maintains and has maintained without interruption during the two (2) years prior to the date hereof, policies or binders of insurance covering risks and events in amounts which Sellers determined to be adequate for the Business. With respect to any insurance policies maintained by Seller with respect to the Purchased Assets and Business for periods prior to the Closing, (a) there is no material claim pending as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and (b) Seller is in compliance in all material respects with the terms of such policies including, without limitation, the payment of all premiums due with respect to such policies.

4.20	Disclosure. No representation or warranty made by Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or in any certificate furnished to Buyer pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect. Seller acknowledge and agrees that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on the representations and warranties set forth in this Section 4.20 and in the other subsections of Section 4 of this Agreement (including related portions of the Disclosure Schedules), and the accuracy and completeness of the representations and warranties in this Section 4.20 and in the other subsections of Section 4 of this Agreement (including related portions of the Disclosure Schedules) are a major inducement to Buyer’s decision to enter into this Agreement and to consummate the transactions contemplated hereby.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Section 5 are true and correct as of the date hereof and as of the Closing Date.

5.1	Organization of Buyer. The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2	Authority of Buyer. Buyer has all necessary organizational power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational power on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by Seller and each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3	No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of any organizational document of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

5.4	Brokers. Buyer has not used a broker, finder or investment banker in connection with the transactions contemplated hereby, and Buyer shall not have any Liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage, finder’s fee, investment banker’s fee or other commission of any Person retained by Seller in connection with this Agreement, the Transaction Documents or any of the transactions contemplated hereby and thereby (or any Person who is entitled to any broker’s commission, finder’s fee, investment banker’s fee or similar payment).

5.5	Legal Proceedings. There are no Actions or other legal proceedings pending or, to Buyer’s knowledge, threatened in writing against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.6	FCC Matters. Subject to Section 3.2, Buyer has filed an assignment of assets application with the FCC with respect to the transfer of the subscriber Customer Base for the assets held by Seller and upon grant of consent is lawfully eligible for Closing and assignment and transfer of the Purchased Assets.

SECTION SIX COVENANTS

6.1	Conduct of Business by Seller Prior to the Closing. Except as otherwise required by this Agreement or applicable Law, during the period on and from the date of this Agreement through and including the Closing Date or the termination of this Agreement, Seller shall (i) conduct the Business in the ordinary course consistent with past practices in all material respects, (ii) maintain and preserve intact the current organization, operations and franchise of the Business, (iii) use its commercially reasonable efforts to preserve goodwill and relationships of its employees customers, lenders, suppliers, regulators and others having relationships with the Business. Except as otherwise required by this Agreement or applicable Law, during the period on and from the date of this Agreement through and including the Closing Date or the termination of this Agreement, Seller will not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), in each case solely with respect to the Business:

(a) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Purchased Assets, excluding guarantees and letters of credit provided to customers in the ordinary course of business or any Encumbrances existing on the date hereof;

(b) sell, dispose of or license any of the Purchased Assets to any Person;

(c) fail to maintain the Tangible Personal Property in good working condition and repair according to the standards they have maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(d) fail to pay and discharge any trade payables or other material obligations relating to the Purchased Assets or the Business in accordance with Seller’s customary business practices as of the date hereof;

(e) amend or terminate any Assigned Contracts;

(f) incur any Indebtedness or guarantee Indebtedness of another Person;

(g) take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverage of Seller relating to or applicable to the Business or the Purchased Assets;

(h) enter into, modify, amend, terminate or waive any material right or obligation under any Contract that would constitute a Material Contract related to the Business;

(i) abandon or fail to maintain any Intellectual Property Assets;

(j) grant any performance guarantee to any customer of the Business; or

(k) fail to comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

6.2	Access to Information. From the date hereof until the Closing or the termination of this Agreement, Seller shall (a) afford Buyer and its representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request; and (c) instruct its representatives to cooperate with Buyer with respect to the foregoing; provided, however , that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.2 shall be submitted or directed exclusively to Seller or such other individuals as Seller may designate in writing from time to time. Prior to the Closing, without the prior written consent of Seller, Buyer shall not contact any suppliers to, or customers of, the Business.

6.3	Confidentiality. Each party acknowledges and agrees that the Confidentiality/Non-Disclosure Agreement between Seller and Buyer dated September 4,2019 (“Confidentiality Agreement”) remains in full force and effect and information provided pursuant to this Agreement and the transactions contemplated hereby shall remain subject to the Confidentiality Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, Buyer and/or Seller may make any disclosure to the extent it is required to do so to comply with any securities laws . If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.3 shall nonetheless continue in full force and effect.

6.4	Further Assurances. Following the Closing, each of the parties hereto shall, and Seller shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation that Seller or its Affiliates, as applicable, shall instruct all account debtors with respect to Receivables constituting Purchased Assets to pay such amounts to Buyer and, if Seller or its Affiliates, as applicable, receive payment of any such Receivables, they shall remit such amounts to Buyer on a weekly basis. For the avoidance of doubt, nothing in this Section 6.4 shall require either party to waive any of its rights under this Agreement.

6.5	Third Party Consents. Seller shall use commercially reasonable efforts to give all notices, obtain all consents and to and make all filings with third parties that are described in Section 4.3 of the Disclosure Schedules.

6.6	Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7 hereof.

6.7	Termination of Related Party Agreements. Except for the Consulting Agreements, Buyer is not required to employ or engage any officers, directors or employees of Seller following the Closing. Seller shall bear sole responsibility for the termination of and all obligations under all contracts between Seller and its employees or Affiliates pertaining to the Business.

6.8	Trademark Matters. From and after the Closing:

i.	The parties acknowledge and agree that Buyer has purchased and the Seller has sold and assigned to Buyer all right, title and interest in and to the Marks, the goodwill of the business associated therewith and all applications and registrations therefore, and associated Domain Names of the Business related to the Customer Base. Seller agrees that, as between the parties, Buyer is the sole and exclusive owner of all right, title and interest in the Marks. Seller shall not (and shall cause its Affiliates, representatives and contractors not to) use directly or indirectly the Marks or any colorable imitation thereof, or contest Buyer’s ownership of the validity of the Marks, including in any claim, action, arbitration, suit, inquiry or proceeding.

6.9	Advise of Changes. Seller shall promptly advise Buyer of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (c) any Actions commenced, or to Seller’s Knowledge, threatened in writing, against Seller or any of its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (d) any fact, change, event or circumstance known to Seller, any breach, inaccuracy or misrepresentation of a representation or warranty of Seller set forth in this Agreement or any breach or non-performance of a covenant or obligation of Seller set forth in this Agreement (i) that has had or would reasonably be expected to have, either individually or in the aggregate with all other such matters, a Material Adverse Effect, or (ii) which Seller believes would or would be reasonably expected to cause a condition to Closing set forth in Section 7 to not be satisfied. In no event shall (x) the delivery of any notice by Seller pursuant to this Section 6.9 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of Seller or the conditions to the obligations of Seller under this Agreement, or (y) disclosure by Seller be deemed to amend or supplement the Disclosure Schedules or constitute an exception to any representation or warranty.

6.10	Non-Competition/Non-Solicitation Covenant of Seller. Seller hereby covenants and agrees that for a period of three years from the Closing Date, Seller will (i)not engage, directly or indirectly, in any business which competes with the Business, or (ii) not directly or indirectly suggest, request or encourage any employees, consultants, suppliers or customers of Seller to curtail, reduce, or cancel their employment, engagement, involvement or business done with Buyer.

SECTION 7. CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.2 Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to Section 3.2 and the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Section 4 shall be true and correct in all material respects as of the Closing Date, in each case, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); provided , however , that representations and warranties qualified by Material Adverse Effect or other materiality qualifier must instead be true and correct in all respects;

(b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement and the Consulting Agreements) and such other documents and deliverables set forth in Section 3.3(a);

(d) Buyer has obtained the prior Consent of the FCC to assign the assets contemplated herein to itself from the Seller;

(e) Buyer shall have received a certificate, dated the Closing Date and signed on behalf of Seller by a duly authorized officer, that each of the conditions set forth in Section 7.2(a)and Section 7.2(b) have been satisfied (the “Closing Certificate”); and

(e) Buyer shall have received a certificate, dated the Closing Date and signed on behalf of Seller by a duly authorized officer of Seller as to the matters set forth in Section 3.3(a)(iii).

Section 7.3 Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Section 5 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); provided, however, that representations and warranties qualified by Material Adverse Effect or other materiality qualifier must instead be true and correct in all respects;

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) Buyer shall have delivered to Seller the Purchase Price payment referenced in Section 2.1(i), duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.3(b);

(d) Seller shall have received a certificate, dated the Closing Date and signed on behalf of Buyer by a duly authorized officer of Buyer, , that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”); and

(e) Seller shall have received a certificate, dated the Closing Date and signed on behalf of Buyer by a duly authorized officer of Buyer as to matters set forth in Section 3.3(b)(iv).

SECTION 8. INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date (the “Expiration Date”); provided, however, (i) that the representations and warranties contained in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority of Seller), Section 4.7 (Title to Tangible Personal Property), Section 4.8 (Sufficiency of Assets), Section 4.13 (Taxes) and Section 4.14 (Brokers) (collectively, the “Seller Fundamental Representations”), and Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer) and Section 5.4 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing indefinitely, and (ii) the representations and warranties contained in Section 4.10 (Intellectual Property) ( the “Seller IP Representations”) shall survive the Closing and shall remain in full force and effect indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms (the applicable period of survival with respect to any representation, warranty, covenant or agreement, the “Survival Period”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the Expiration Date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.  It is the express intent of the parties that, if the applicable Survival Period is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened Survival Period contemplated hereby.

Section 8.2 Indemnification By Seller. After the Closing, subject to the other terms and conditions of this Section 8, Seller shall indemnify Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against, and shall hold Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any Transaction Document (for purposes of calculating any losses arising from such inaccuracy or breach and for purposes of determining whether there has been an inaccuracy in or breach of any such representation or warranty, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect,” or similar qualifiers);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or in any Transaction Document;

(c) any Third Party Claims related to the Business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising before the Closing;

(d) any Excluded Asset or any Liabilities of Seller;

(e) any claim made by any stockholder of Seller against any Buyer Indemnified Party directly or indirectly related to the Transaction Documents and consummation of the transactions contemplated hereby and thereby; or

(f) any Third Party Claim arising out of or in connection with Buyer’s use of a mark containing “ActivePBX”.

Section 8.3 Indemnification By Buyer.  After the Closing, subject to the other terms and conditions of this Section 8, Buyer shall indemnify Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any Transaction Document (for purposes of calculating any losses arising from such inaccuracy or breach and for purposes of determining whether there has been an inaccuracy in or breach of any such representation or warranty, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect,” or similar qualifiers);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or in any Transaction Document; or

(c) any Third Party Claims related to the Business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted or arising after the Closing.

Section 8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) The aggregate amount of losses for which the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification pursuant to this Section 8 shall not exceed $200,000 (the “Indemnification Cap”), other than with respect to the following: (x)(i) claims based on breaches in, or inaccuracies of, the Seller Fundamental Representations or the Seller IP Representations, (ii) claims arising under Section 8.2(b) through and including 8.2(f), and (iii) claims based on fraud, criminal activity or willful misconduct of Seller (the claims described in clauses (i), (ii), and (iii), the “Seller Special Indemnification Matters”) and (y)(i) claims based on breaches of the Buyer Fundamental Representations, (ii) claims arising under Sections 8.3(b) through and including 8.03(d), and (iii) claims based on fraud, criminal activity or willful misconduct of Buyer (the claims described in clauses (i), (ii) and (iii), the “Buyer Special Indemnification Matters”).

(b) Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2 unless and until the aggregate amount of losses in respect of indemnification under Section 8.2 exceed $25,000(the “Threshold”) (provided that any individual or series of related losses which do not exceed $5,000 (“De-Minimis Losses”) shall not be counted towards the Threshold), at which time the Buyer Indemnified Party shall be indemnified for the amount of losses in excess of the Threshold, including, for the avoidance of doubt, De-Minimis Losses; provided, however, that the Threshold and the exclusion of De-Minimis Losses shall not be applicable with respect to, and each Buyer Indemnified Party shall be entitled to be indemnified for, all losses arising out of or resulting from the indemnification obligation with respect to Seller Special Indemnification Matters. Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.3 unless and until the aggregate amount of losses in respect of indemnification under Section 8.3 exceeds the Threshold (provided that De-Minimis Losses shall not be counted towards the Threshold), at which time the Seller Indemnified Party shall be indemnified for the amount of losses in excess of the Threshold, including, for the avoidance of doubt, De-Minimis Losses; provided, however, that the Threshold and the exclusion of De-Minimis Losses shall not be applicable with respect to, and each Seller Indemnified Party shall be entitled to be indemnified for, all losses arising out of or resulting from the indemnification obligation with respect to Buyer Special Indemnification Matters.

(c) Payments by the Indemnifying Party (as defined in Section 8.5) pursuant to Section 8 in respect of any loss shall be limited to the amount of any liability or damage that remains after deducting from any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (as defined in Section 8.5) in respect of any such claim.

(d) Notwithstanding the foregoing, in no event shall the Indemnifying Party be liable to the Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or any damages based on any type of multiple except to the extent adjudicated and owed to a third party with respect to a Third Party Claim.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any loss, including by pursuing insurance claims and claims against third parties, and shall reasonably consult and cooperate with the Indemnifying Party with a view toward mitigating losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to losses.

Section 8.5 Indemnification Procedures.  The party making a claim under this Section 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party”.  Under circumstances where Seller is the Indemnifying Party, to the extent available, prior to any obligation of Seller to Buyer by reason of breaches by Seller of the representations and warranties contained in Section 4 of this Agreement, the Indemnified Party will first exhaust and seek indemnity payments from the Holdback Amount prior to seeking alternative remedies.

(a) Third Party Claims.  If any Indemnified Party receives written notice of the assertion or commencement of any Action or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations. Such Claim Notice shall describe the Third Party Claim in reasonable detail, shall include a copy of all papers served with respect to such Third Party Claim, if any, and any other documents reasonably necessary (as determined by the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice within ten (10) Business Days of receipt of a Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel; provided, that such notice contains confirmation that the Indemnifying Party has agree to indemnify the Indemnified Party (subject to the limitation on indemnification set forth herein) for the Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense thereof. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if: (i) such claim is part of an Action to which the Indemnifying Party is also a party and the Indemnified Party is advised by counsel that a conflict exists as a result of the Indemnifying Party’s control over such proceedings, (ii) such Third Party Claim seeks injunctive or other equitable relief against the Indemnified Party, (iii) the Third Party Claim relates to or arises in connection with any governmental proceeding, action, indictment, allegation or investigation in respect of the business of Buyer or their respective Affiliates, (iv) the Indemnifying Party failed or is failing to reasonably prosecute or defend such Third Party Claim, or (v) such claim involves any customer, supplier, distributor or other material business relation of Buyer or its Affiliates. If the Indemnifying Party has validly made such election, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects to ensure the proper and adequate defense of any Third Party Claim, including making available Books and Records and other information relating to such Third Party Claim and furnishing employees and representatives as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, if the Indemnifying Party assumes the defense of any Third Party Claim pursuant to Section 8.5, (i) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim and (ii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall be given if the settlement by its terms (1) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (2) fully and finally releases the Indemnified Party completely in connection with such Third Party Claim, and (3) does not impose any obligation or restriction on such Indemnified Party or its Affiliates).  If the Indemnifying Party does not assume the defense of such Third Party Claims or fails to diligently prosecute or withdraws from the defense of a Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party for any settlement entered into or any judgment consented to without the prior the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding any other provision of this Agreement, whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, if the Indemnified Party admits any liability with respect to, or settles, compromises or discharges, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), then such admission, settlement or compromise will not be binding upon or constitute evidence against the Indemnifying Party for purposes of determining whether the Indemnified Party has incurred Losses that are indemnifiable pursuant to this Section 8 or the amount thereof.

(c) Direct Claims.  Any claim by an Indemnified Party on account of a loss which does not result from or involve a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by providing prompt written notice thereof to the Indemnifying Party after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim asserting or denying its responsibility with respect to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have accepted such claim.

(d) Buyer’s Right of Set-Off. Once a loss by a Buyer Indemnified Party is agreed to by Seller or adjudicated to be payable, Seller shall satisfy its obligations within 10 business days of such agreement or adjudication (a “Determination”) by wire transfer of immediately available funds. Subject to the foregoing and any other limitations contained in this Section 8 , Buyer shall have the right to set-off the principal amount of the Note then outstanding or any amounts which may be due or become due under Section 2.1(iii). Notwithstanding the foregoing, Buyer agrees that prior to seeking redress in the courts for indemnifiable losses not agreed to by Seller that the matter shall be submitted to mandatory and expedited mediation by a Florida Court Certified Mediator.

Section 8.6 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that except for Buyer’s right to assert claims under the Retention Fund in accordance with the terms and conditions of this Agreement , their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (except in the case of fraud) shall be pursuant to the indemnification provisions set forth in this Section 8.In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 8. Nothing in this Section 8.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11.

SECTION 9 TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 3.1, Section 7.1 or Section 7.2 and such breach, inaccuracy or failure cannot be cured by Seller by November 30, 2020 (the “Drop Dead Date”);

(c) by Seller by written notice to Buyer if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 or Section 7.3 and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date;

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) the Closing does not occur by the Drop Dead Date.

(e) by Buyer or Seller if the Closing has not occurred by the Drop Dead Date; provided, that the party electing to terminate this Agreement in such instance has not materially breached this Agreement and such breach is the primary reason for such failure to consummate the Closing.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 9, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of any party hereto other than liability for any willful breach of this Agreement prior to such termination; provided that the provisions of Section 6.3 (Confidentiality), this Section 9.2 (Effects of Termination) and Section 10 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

SECTION 10 MISCELLANEOUS

Section 10.1 Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing (including, without limitation, e-mail transmission) and shall be deemed to have been given (a) if delivered by hand, when such delivery is made at the address specified on the signature pages hereto; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) if delivered by e-mail or facsimile, when such e-mail or facsimile is transmitted to the number or e-mail address specified on the signature page hereto or (d) on the day mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses or coordinates as provided on the signature pages hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2).

Section 10.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) Sections, Disclosure Schedules and Exhibits mean the Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  All references in this Agreement or any of the other Transaction Documents to “$” or “Dollars” are to United States Dollars, unless expressly stated otherwise.

Section 10.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.7 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as set forth in Section 2.6, neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment (including pursuant to Section2.6) shall relieve the assigning party of any of its obligations hereunder.

Section 10.8 No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The parties agree that PR is a third-party beneficiary under this Agreement and that in the event of Buyer’s default under the Credit Agreement dated even date herewith, among PR, Post Road Administrative LLC,T3 Communications, Inc., a Nevada corporation (“T3 Nevada”),the subsidiaries of T3 Nevada, including Buyer, and Digerati Technologies, Inc., PR shall have the right to enforce Buyer’s rights under this Agreement upon PR’s assumption of Buyer’s obligations under the Transaction Documents.

Section 10.9 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Seller and Buyer. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision, theory, principles or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS IN AND FOR LEE COUNTY, FLOIRDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT AND WAIVES ALL DEFENSES OR OBJECTION TO VENUE OF THE FEDERAL OR STATE COURTS OF LEE COUNTY, FLORIDA OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to seek equitable relief, including, without limitation, an injunction or injunctions (without the payment or posting of any bond) in connection with any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, including, without limitation, to enforce the obligations of each of Buyer and Seller to consummate the Closing. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the parties under this Agreement or the law, including, without limitation, the right to seek damages from the breaching party for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this Agreement. The Parties hereby expressly waive all requirements of posting a bond in any equitable relief sought, injunctive relief or otherwise.

Section 10.12 Disclosure Schedule.  The Disclosure Schedules will be arranged to correspond to the representations and warranties in Section 4 of this Agreement, and the disclosure in any portion of the Disclosure Schedules shall qualify the corresponding provision in Section 4 and any other provision of Section 4 to which it is reasonably apparent from such disclosure that such disclosure relates.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

Section 10.13 Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile transmission or e-mail) in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Non-recourse.  This Agreement and the Transaction Documents may only be enforced against, and any Action or other legal proceeding based upon, arising out of, or related to this Agreement and the Transaction Documents, or the negotiation, execution or performance of this Agreement and the Transaction Documents, may only be brought against the entities that are expressly named as a party hereto and thereto and then only with respect to the specific obligations set forth herein and therein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto and thereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement and the Transaction Documents or for any Action or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby and thereby; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any party hereto or thereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

SECTION11 DEFINITIONS

The following terms have the meanings specified or referred to in this Section11:

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, grievance, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding, including, without limitation, proceedings by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agent and Partner Agreements” means-Salesperson and Independent Sales Office(s) Agreements.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” means all Contracts constituting Purchased Assets as identified in the Disclosure Schedules.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.3(a)(ii).

“Bill of Sale” has the meaning set forth in Section 3.3(a)(i).

“Business” has the meaning set forth in the recitals and specifically includes the provision of telecommunications services by Seller that includes the bundled offing of Unified Communications as a Service (UCaaS), cloud/hosted PBX, call recording, SMS text messaging,  video conferencing, cloud collaboration, 4g/5g mobile data, SD-WAN, SIP trunking, and VoIP services but specifically excludes Seller’s hosting and managed service offerings and associated assets.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Registered Domain Names” has the meaning set forth in Section 4.1.

“Business Registered IP” has the meaning set forth in Section 4.10(a).

“Business Registered Marks” has the meaning set forth in Section 4.10.1.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Special Indemnification Matters” has the meaning set forth in Section 8.4(a).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Communication Laws” has the meaning set forth in Section 3.2 (b).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Contracts” means all legally binding contracts (oral or written), leases, mortgages, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, letters of intent, memorandum of understanding, memorandum of agreement and other agreements including purchase orders.

“Customer Base” has the meaning set forth in Section 1.1.

“De-Minimis Losses” has the meaning set forth in Section 8.4(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Drop-Dead Date” has the meaning set forth in Section 9.1(b).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, encumbrance or other restriction.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Expiration Date” has the meaning set forth in Section 8.1.

“FCC Consent” has the meaning set forth in Section 3.2.

“FCC Permit” has the meaning set forth in Section 3.2 (a).

“Financial Statements” has the meaning set forth in Section 4.4.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any United States or non-United States national, federal, state, local, provincial or international government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any stock exchange or self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnification Cap” has the meaning set forth in Section 8.4(a).

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Intellectual Property” means any and all intellectual property rights, of the “Business” in the world arising under the Laws of any jurisdiction with respect to, arising from or associated with the following: (a) all Internet addresses and domain names (“Domain Names”); (b) trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, trade dress rights, logos, emblems, signs or insignia, social media handles and names, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world (collectively, “Marks”); (c) patents, patent applications (including any provisional or non-provisional patent applications,divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues), rights therein provided by international treaties or conventions and rights in respect of utility models or industrial designs (collectively, “Patents”); (d) copyrights and works of authorship (including copyrights in software programs) and registrations and applications therefor and all other rights corresponding thereto, moral rights, database and design rights, and mask works and registrations and applications therefor (collectively, “Copyrights”); (e) know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Assets” means all Intellectual Property that is owned or controlled by Seller and used or held for use in the operation of the Business including any and all Intellectual Property related to “ActivePBX”.

“Knowledge of Seller” or any other similar knowledge qualification, means the actual knowledge, after reasonable investigation, of those persons listed on Section 1.01(d) of the Disclosure Schedules and that knowledge which such Persons would have acquired after using commercially reasonable and customary efforts to make a due inquiry into the underlying subject.

“Law” means any domestic or foreign statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority and generally accepted industry standards.

“Liability” means any Indebtedness, obligation, or liability, including any interest, penalties, fees, costs and expenses, whether known or unknown, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, circumstance, effect, development or state of facts that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Business, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby; provided, however, that ” Material Adverse Effect ” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken with the written consent of or at the written request of Buyer; (vi) any matter that is set forth in the Disclosure Schedules to the extent it is reasonably apparent from the face of such disclosure that it could have a Material Adverse Effect; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that, with respect to this clause (x) the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); and, provided, however, that the exclusions under clauses (i), (ii), (iii), (iv) and (vii) and (ix) shall not apply to the extent that such event, occurrence, fact, condition or change disproportionately affects the Seller with respect to the Business (taken as a whole) as compared to other businesses or participants in the industry in which the Business operates.

“Material Contract” has the meaning set forth in Section 4.6.

“Material Customer” has the meaning set forth in Section 4.17.1.

“Material Supplier” has the meaning set forth in Section 4.17.2.

“MRC” means the Monthly Reoccurring Charge of base Business service provided by the Seller (pre- Closing) or Buyer (post-Closing) under monthly contracts or subscriptions of the Customer Base, excluding charges for taxes, regulatory fees, additional set-up fees, equipment purchases or lease, and consulting fees

“Permits” means all federal, state, local and foreign permits, licenses, franchises, approvals, waivers, certificates, certifications, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property that do not interfere with the use of such assets or properties as currently used; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, in each case as related to the Business or the Purchase Assets.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Receivables” means all receivables arising from or related to the Business and which are set forth in Section 1.1.2 of the Disclosure Schedules. An updated Schedule 1.1.2 of the Disclosure Schedules shall be delivered by Seller to Buyer on and as of the Closing Date. Such updated Schedule1.1.2 of the Disclosure Schedules shall be incorporated into the Disclosure Schedules as if delivered as of the date hereof.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Party(ies)” has the meaning set forth in Section 8.3.

“Seller IP Representations” has the meaning set forth in Section 8.1.

“Seller Special Indemnification Matters” has the meaning set forth in Section 8.4(a).

““Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first Person.  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Survival Period” has the meaning set forth in Section8.1.

“Tangible Personal Property” means all furniture, fixtures, equipment, supplies and other tangible personal property of the Business.

“Taxes” means (i) all federal, state, local or foreign taxes, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges in the nature of a tax, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Return” means any return, report or statement filed or required to be filed with a Governmental Authority with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Third Party Claim” has the meaning set forth in Section8.5(a).

“Threshold” has the meaning set forth in Section 8.4(b).

“Trademark Assignment Agreement” has the meaning set forth in Section 3.3(vi).

“Transaction Documents” means this Agreement, the Bill of Sale, the Consulting Agreements, the Non-Compete Agreement, the Assignment and Assumption Agreement, the Master Services Agreement, the Note, the Subordination Agreement, the Trademark Assignment Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACTIVESERVE, INC.

By	/s/ Alex Gonzalez
Name:	Alex Gonzalez
Title:	CEO

Address:
Email:
Phone:

With a Copy to: Maldonado Law Group
Address:2850 Douglas Road, Suite 303
Coral Gables, FL 33134
Email: eam@maldonado-group.com

T3 COMMUNICATIONS, INC.

By	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	CEO

Address:	825 W. Bitters, Suite 104
San Antonio, TX 78216
Email:
Phone:

With a Copy to: Lucosky Brookman LLP
Address: 101 Wood Avenue South
Woodbridge, NJ 08830
Email: sbrookman@lucbro.com

[Signature Page to Asset Purchase Agreement]

EXHIBIT A LIST OF ADDITIONAL ASSETS

Exhibit B

Renewable Customer Contracts

EXHIBIT C

Form of Consulting Agreement

EXHIBIT D

Non-Compete Agreement

EXHIBIT E

Bill of Sale

EXHIBIT F

Assignment and Assumption Agreement

EXHIBIT G

Trademark Assignment Agreement

EXHIBIT H

FCC Authorization and Public Notice of Approval

EXHIBIT I

Promissory Note

EXHIBIT J

Subordination Agreement

EXHIBIT K

Master Services Agreement

Disclosure Schedules

Schedule 1.1.2 Seller Accounts Receivable.

Schedule 1.1.8 Seller Agent and Partner Agreements.

Schedule 1.1.9 Seller Key Supplier Agreements.

Schedule 1.1.10 License Agreements with Net Sapiens.

Schedule 1.1.11 License Agreements with Sansay.

Schedule 1.1.12 IP Phone Handset Certifications and Licenses.

Schedule 1.1.13 Seller Software Licenses.

Schedule 1.1.15 All other Assets of Seller.

Schedule 4.3 No Conflicts, Litigation and Non-Contravention

Schedule 4.5 Absence of Changes.

Schedule 4.6 Material Contracts

Schedule 4.7 Title to Tangible Property

Schedule 4.10.1 Intellectual Property

Schedule 4.12.2 Permits.

Schedule 4.16.1 Customers.

Schedule 4.16.2 Suppliers (VoIP Carriers and other communication service providers).

Schedule 4.17 Bona Fide Receivables.